UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SCOPUS BIOPHARMA INC.
(Name of Registrant as Specified In Its Charter)

DR. MORRIS C. LASTER

CHEN LASTER

GABRIELLA LASTER

SARA LASTER
MORDECHAI SAAR HACHAM

JOSHUA LEVINE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

DR. MORRIS C. LASTER

CHEN LASTER

GABRIELLA LASTER

SARA LASTER

December 2, 2021

Annual Meeting is fast approaching on December 20, 2021.

VOTE THE BLUE PROXY CARD TODAY!

Dear Fellow Scopus BioPharma Inc. Stockholder:

Dr. Morris C. Laster, Chen Laster, Gabriella Laster and Sara Laster (collectively, the “Stockholder Group,” “we” or “us”), write to urge all stockholders who have not yet done so, to vote for Messrs. Mordechai Saar Hacham and Joshua Levine, the Stockholder Group’s director nominees, at Scopus BioPharma Inc.’s (“Scopus” or the “Company”) upcoming Annual Meeting of Stockholders scheduled for December 20, 2021, at 11:30 a.m., Eastern Time, using the BLUE proxy card.

Doing so will send a strong message to Scopus’s management and Board of Directors that stockholders want new directors who will act as responsible, independent stewards of this public company.

The Company’s continuing financial underperformance and plummeting stock price demonstrate the ineffectiveness of management and the current Board of Directors.

The Company’s quarterly report on Form 10-Q filed on November 12, 2021 (the “Scopus 10-Q”) reflected the then-worsening financial position, results of operations and negative cash flows at the Company, a dismal state of affairs overseen and presided over by the existing management and Board of Directors of Scopus. The Scopus 10-Q reports that the Company incurred net losses of $20,434,550 for the nine months ended September 30, 2021, a 108.3% increase from the $9,811,383 in net losses for the nine months ended September 30, 2020. The accumulated deficit increased to $34,936,289 as of September 30, 2021, which is almost two and a half times the accumulated deficit of $14,501,739 for the year ended December 31, 2020. Scopus stockholders have also seen a dramatic decline in the value of their Scopus shares, which traded at a high of $33.96 per share in mid-December of 2020, at $13.41 per share at the start of 2021, and at $2.30 per share on December 1, 2021. The chart below illustrates the decline in Scopus’s closing share price from December 17, 2020 to December 1, 2021:

The Scopus 10-Q also reveals instances in which we believe corporate funds are being expended unnecessarily. As the Scopus 10-Q shows, the Company’s general and administrative expenses increased by 232% from $806,045 for the three months ended September 30, 2020 to $2,682,310 for the three months ended September 30, 2021, and by 198.4% from $2,087,423 for the nine months ended September 30, 2020 to $6,228,103 for the nine months ended September 30, 2021. Scopus says this increase is primarily attributable to increases in fees and stock compensation expenses associated with its directors and scientific and senior advisors as well as professional fees and public company costs, including increased costs for investor relations and directors’ and officers’ insurance, among others. We believe the Company should be primarily focused on research and development, rather than incurring increases in these general and administrative expenses, especially in light of the net loss position in which Scopus finds itself, as reported in the Scopus 10-Q. We believe Scopus has not deployed sufficient capital and resources to fund direct research and development activities.

The Company continues to engage in dilutive equity issuances, self-dealing, and related party transactions with HCFP/Capital Partners and its affiliates, to the detriment of Scopus stockholders.

As reported in a Form 8-K the Company filed on November 26, 2021 (“Scopus 8-K”), on November 21, 2021, Scopus entered into securities purchase agreements with certain institutional investors pursuant to which it issued and sold in a private placement 3,000,000 shares of Scopus common stock, as well as Series A and Series B additional investment options (collectively, “AIOs”) to purchase an aggregate of 3,000,000 shares of Scopus common stock, at a purchase price of $3.25 per share, with Scopus receiving $9.75 million in gross proceeds (“Scopus Private Placement”).

As a result of the closing of the Scopus Private Placement on November 23, 2021, the total outstanding shares of Scopus common stock increased by 3,000,000 shares to 21,094,264 shares, resulting in immediate and significant dilution to the holdings of existing Scopus stockholders, including Dr. Laster. In addition, further dilution is expected in the future since the Series A AIOs are exercisable immediately and the Company has indicated that it will seek an amendment of its certificate of incorporation to increase the amount of authorized shares of common stock to allow for the issuance of the Series A and Series B IOs once exercised.

There is no showing that Scopus tested the market, sought to obtain the best possible commercial terms for this capital raising exercise, or sought Scopus stockholders’ input before embarking on the Scopus Private Placement. In fact, as the Scopus 8-K shows, Scopus agreed to pay the placement agent in the transaction a cash fee equal to 7.5% of the aggregate gross proceeds from the Scopus Private Placement, a management fee equal to 1.0% of such aggregate gross proceeds, and approximately $0.1 million of expense reimbursement and other fees. This, on top of granting the placement agent AIOs to purchase up to 225,000 shares of Scopus common stock. Dr. Laster, as the Company’s largest stockholder, was not offered the chance to participate in the Scopus Private Placement or informed of this dilutive transaction. Scopus stockholders, who have already seen the value of their Scopus shares plummet, now have to contend with the further diminution in value of their shares as a result of this dilutive issuance. The Company could have instead undertaken a rights offering, which would have afforded existing stockholders an opportunity to protect their investment, or other alternative capital raising exercises that did not prejudice existing stockholders.

Moreover, the Scopus Private Placement is another example of self-dealing, interested transactions by the Company with HCFP/Capital Partners and its affiliates. In connection with the Scopus Private Placement, Scopus agreed to cancel a $1.5 million promissory note owed by HCFP/Capital Partners 18B-2 LLC (the “HCFP Affiliate”), another entity controlled by current Scopus directors Messrs. Greenspan and Lamstein, to Scopus in exchange for the HCFP Affiliate contributing 3,000,000 out-of-the-money W Warrants to Scopus for cancellation. We believe this ultimately benefitted the HCFP Affiliate and not the Company.

Separately, the HCFP Affiliate and Messrs. Greenspan and Lamstein entered into a voting agreement under which they agreed to vote all their Scopus shares in favor of any resolution presented to the stockholders to approve an increase in the amount of Scopus’s authorized shares of common stock in connection with the Scopus Private Placement.

The Company continues to misrepresent key facts regarding the ongoing litigation.

They have essentially already admitted their wrongdoing.

We would also like to call your attention to certain misstatements and omissions by the Company in its recent public filings relating to the ongoing litigation between Scopus and Dr. Laster in the Delaware Court of Chancery (the “Delaware Court”) concerning Dr. Laster’s ownership of 3,500,000 shares of Scopus common stock (the “Disputed Shares”).

On November 8, 2021, Scopus filed a supplement to its definitive proxy statement (the “Scopus Supplement”). The Scopus Supplement states that “[t]he Company continues to take steps to reach additional understandings with Dr. Laster designed to mitigate the dispute as well as further expense and disruption of expedited litigation. In this regard, actions have been taken to transfer 3,500,000 shares of common stock which were in dispute, and to grant Dr. Laster an irrevocable proxy for such shares.” Similarly, in the Scopus 10-Q, Scopus states that in an attempt to mitigate the dispute and reduce ongoing expenses, it had taken steps to resolve the Delaware litigation and facilitated the transfer of record ownership of the Disputed Shares from the then-record owners to Dr. Laster.

In the Stockholder Group’s opinion, Scopus’s aforementioned actions effectively concede that the defendants in the Delaware Court litigation—that is, the Company and the two limited liability companies managed by Scopus’s Chairman, Joshua Lamstein, and the Chair of Scopus’s Executive Committee, Ira Greenspan—did, in fact, wrongly take 3,500,000 Scopus shares from Dr. Laster. Even with the defendants’ concession and their actions to permit Dr. Laster to vote the Disputed Shares in the upcoming Annual Meeting, the Scopus Supplement and Scopus 10-Q failed to disclose to stockholders that the Company has not taken all steps that we believe are necessary to resolve the Delaware Court litigation. Among other things, Dr. Laster’s statement of account as of the date hereof with Continental Stock Transfer and Trust Company, the Company’s stock transfer agent, continues to report that Dr. Laster owns only 1,426,000 shares of Scopus stock, which is 3,500,000 fewer shares than the number of shares Dr. Laster actually owns.

The Stockholder Group calls on the Company to completely resolve the litigation.

Stop wasting stockholder money by continuing this charade!

We believe that Scopus could and should take all of the actions necessary to quickly and completely resolve the litigation by returning the shares to Dr. Laster as of their original ownership date and by removing trading restrictions to which Dr. Laster did not agree. The Company’s choice to not take those actions is causing the Company significant unnecessary expense and harm to Scopus stockholders. Scopus’s failure in this regard is consistent with a pattern by the Company’s management and certain members of the Board of Directors of acting adversely to the best interests of the Company and its stockholders.

For example, in this regard, we call attention to the fact that, as disclosed by the Company in the Scopus 10-Q and its Form 8-K filed with the SEC on September 30, 2021, Scopus entered into an indemnification agreement dated as of September 23, 2021 (the “Indemnification Agreement”) with HCFP/Portfolio Services LLC (“HCFP”) and its principals, Ira Greenspan, Joshua Lamstein and Robert Gibson (the “Principals”), wherein Scopus agreed to indemnify and hold harmless the Principals, HCFP and HCFP’s affiliates (collectively, the “Indemnified Parties”) for and against any damages, claims, liabilities, losses, costs and expenses incurred by the Indemnified Parties in connection with any disputes involving Dr. Laster, Ashish Sanghrajka or Paul Hopper. The Indemnification Agreement also obliges Scopus to indemnify and hold harmless HCFP and its principals in connection with disputes arising from the provision of additional services provided by HCFP to the Company, regardless of whether such involvement or affiliation was caused by virtue of the fact that the Indemnified Party was acting as an officer of the Company.

We believe that Scopus is expending its resources in favor of HCFP and its principals, which we believe is not in the best interests of the Company or its stockholders given the Company’s continuing financial needs, as reported in the Scopus 10-Q. For instance, if HCFP’s Principals or affiliates have taken actions detrimental to the Company, such as unlawfully denying Dr. Laster’s ownership of the Disputed Shares to begin with and thus in effect stoking, fomenting and prolonging the litigation with Dr. Laster, then why should the Company and stockholders bear the cost and expenses of those actions, and why should the Company’s limited financial resources be used to protect and indemnify such erring actors, at the expense of the Company and its stockholders? These Principals are also alleged to have wasted and diverted the Company’s corporate assets and breached fiduciary duties owed to the Company and are currently defendants in various other litigation filed by stockholders or former officers of the Company, including a stockholder derivative complaint filed by Dr. Laster and Messrs. Sanghrajka and Hopper in the Delaware Court.

The current Board has failed – do the right thing and vote them out!

In light of the Company's financial results reported in the Scopus 10-Q, we believe that certain members of the Board have failed, thus far, in their duty to protect stockholders’ interests by directing the Executive Committee (Messrs. Greenspan, Lamstein and Gibson) to abandon the dispute with Dr. Laster in a manner consistent with the demonstrable facts, and not what we believe to be the after-the-fact fiction created and propagated by the Executive Committee. While we appreciate that doing so might reflect poorly on the integrity of the members of the Executive Committee, their fitness to manage, and their aspiration to secure voting control of the Company through virtually any means, whether lawful or not, we also believe that it could have the effect of preserving the otherwise disappearing value of the Company's common stock. We are of the view that this situation was entirely avoidable had the outside directors of the Board stepped in to prevent, or at least moderate, what we have come to believe is a litany of self-dealing, interested transactions, and efforts to advance an Executive Committee narrative that is devoid of provable facts and long on demonstrable fiction.

Your vote matters! Vote the BLUE PROXY CARD today!

Stockholders who have any questions or require any assistance completing a proxy or voting instruction form or who do not have the required materials, may contact the Stockholder Group’s proxy solicitor Georgeson LLC, 1290 Avenue of the Americas, 9th Floor, New York, New York 10104, by calling (866) 695-6078 (Toll Free).

Thank you for your support.

Sincerely,

/s/ Dr. Morris C. Laster
Dr. Morris C. Laster

/s/ Chen Laster
Chen Laster

/s/ Gabriella Laster
Gabriella Laster

/s/ Sara Laster
Sara Laster

5